Exhibit 10.4

FORM OF ARCONIC CORPORATION

2020 DEFERRED FEE PLAN FOR DIRECTORS

(Effective [ ], 2020)

Article	I Introduction

Arconic Corporation, a Delaware corporation, (the “Company”) has established this 2020 Deferred Fee Plan for Directors (the “Plan”) to provide non-employee directors with an opportunity to defer receipt of fees earned for services as a member of the Company’s Board of Directors (the “Board”), to provide for deferrals of Restricted Share Units (as defined herein) with respect to common stock of the Company granted to non-employee directors, and to receive liabilities transferred from the Arconic Inc. Plan (as defined herein).

Article	II DEFinitions

2.1	Definitions. The following definitions apply unless the context clearly indicates otherwise:

(a)	Annual Equity Award means the annual Restricted Share Unit award that a Director will be entitled to receive as compensation for serving as a Director in a relevant year (not including any Fees), which, unless otherwise determined by the Board, will be granted under the Stock Plan.

(b)	Arconic Inc. Plan means the Arconic Inc. Amended and Restated Deferred Fee Plan for Directors.

(c)	Arconic Stock Fund means, with respect to a Director who participated in the Arconic Inc. Plan prior to November 1, 2016, the investment option under the Arconic Inc. Plan relating to the Arconic Stock Fund (formerly known as the Alcoa Stock Fund) under Arconic Inc.’s principal tax-qualified retirement savings plan for salaried employees.

(d)	Beneficiary means the person or persons designated by a Director under Section 4.1 to receive any amount payable under Section 5.3.

(e)	Board has the meaning ascribed to such term in Article I.

(f)	Chairman means the Chairman of the Board.

(g)	Code means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(h)	Company has the meaning ascribed to such term in Article I.

(i)	Converted Director RSUs means any restricted share units granted under the Stock Plan to satisfy the automatic adjustment and conversion, in accordance with the terms of the Employee Matters Agreement, of deferred fee restricted share units or annual equity award restricted share units granted to a Director by Arconic Inc. over Arconic Inc. common stock prior to the Effective Date and deferred under the terms of the Arconic Inc. Plan.

(j)	Credits means amounts credited to a Director’s Deferred Fee Account, with all Investment Option units valued by reference to the comparable fund offered under the Savings Plan.

(k)	Deferred Fee Account means a bookkeeping account established by the Company in the name of a Director with respect to amounts deferred into Investment Options hereunder. For the avoidance of doubt, Deferred Fee Account does not include any amounts deferred into Deferred Fee RSU Awards.

(l)	Deferred Fee RSU Award means each award of Restricted Share Units granted in lieu of Fees pursuant to a deferral election made by a Director pursuant to Article III.

(m)	Director means a non-employee member of the Board. Any Director who is a director or chairman of the board of directors of a subsidiary or affiliate of the Company shall not, by virtue thereof, be deemed to be an employee of the Company or such subsidiary or affiliate for purposes of eligibility under this Plan.

(n)	Director Stock Ownership Guideline means the minimum value of Shares or Restricted Share Units (or, if applicable, units in the Legacy Arconic DSU Account), required to be held by each Director until retirement from the Board, as established from time to time by the Board. As of the Effective Date, the Director Stock Ownership Guideline for a Director is $750,000. A Director’s compliance with the Director Stock Ownership Guideline shall be measured based on the value of the Director’s investment on the first Monday in December of each year, or on such other date as may be designated by the Secretary’s office (the “Annual Valuation Date”).

(o)	Effective Date means [ ], 2020, the effective date of the separation of the Company’s business from Arconic Inc.’s business.

(p)	Employee Matters Agreement means the Employee Matters Agreement dated [ ], 2020 by and between Arconic Inc. and the Company and entered into in connection with the separation of the Company’s business from Arconic Inc.’s business.

(q)	Equity Restructuring means a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split (including a reverse stock split), spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per share value of the Shares.

(r)	Fair Market Value means, unless otherwise defined in the Stock Plan, with respect to Shares on any given date, the closing price per Share on that date as reported on the New York Stock Exchange or other stock exchange on which the Shares principally trade. If the New York Stock Exchange or such other exchange is not open for business on the date fair market value is being determined, the closing price as reported for the immediately preceding business day on which that exchange is open for business will be used.

(s)	Fees means all cash amounts payable to a Director for services rendered as a member of the Board that are specifically designated as fees, including, but not limited to, annual and/or quarterly retainer fees, fees (if any) paid for attending meetings of the Board or any Committee thereof, fees for serving as a Committee Chair, as Lead Director or Chairman or as a member of a Committee, and any per diem fees.

(Effective [ ] 2020)

(t)	Investment Options means the respective options established hereunder with reference to the comparable funds under the Savings Plan, with the exception of the Company’s Stock Fund.

(u)	Legacy Arconic DSU Account means any amount held in a Director’s Deferred Fee Account that relates to an amount previously credited to the Arconic Stock Fund under the Arconic Inc. Plan and notionally credited in Shares under this Plan, in accordance with the terms of the Employee Matters Agreement and Article VII.

(v)	Plan has the meaning ascribed to such term in Article I.

(w)	Restricted Share Unit means an award of a right to receive Shares, including any such award that is granted under, and subject to the terms of, the Stock Plan.

(x)	Shares means the shares of common stock of the Company, $0.01 par value per Share.

(y)	Savings Plan means the Company’s principal tax-qualified retirement savings plan for salaried employees.

(z)	Secretary means the Corporate Secretary of the Company.

(aa)	Separation from Service means a “separation from service” as defined in Section 409A of the Code.

(bb)	Stock Plan means the Arconic Corporation 2020 Stock Incentive Plan, as may be amended from time to time, and any successor thereto.

(cc)	Unforeseeable Emergency means a severe financial hardship to the Director resulting from (i) an illness or accident of the Director or his or her spouse or dependent; (ii) loss of the Director’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director’s control. For the avoidance of doubt, a circumstance does not constitute an “Unforeseeable Emergency” for purposes of the Plan unless such circumstance constitutes an “unforeseeable emergency” as defined in Section 409A of the Code.

Article	III DEFERRAL OF COMPENSATION

3.1	Deferral of Fees. A Director may elect, with respect to each calendar year, to defer under the Plan the receipt of all Fees, or a specified portion (in 1% increments) of the Fees, otherwise payable to him or her and may elect to invest such deferred Fees in one or more Investment Options and/or in Deferred Fee RSU Awards. Fees deferred in respect of each calendar year shall be separately designated and tracked in an individual sub-account to the Director’s Deferred Fee Account (each, an “Annual Sub-Account”) and shall be paid in accordance with Article V of the Plan.

3.2	Deferral of Restricted Share Units. Unless otherwise determined by the Board or as may be required pursuant to Section 6.6, any Restricted Share Units granted to a Director (whether as a Deferred Fee RSU Award or an Annual Equity Award) shall, once any vesting requirements have been met, be deferred and paid in accordance with Article V of the Plan. Any dividend equivalents on Restricted Share Units shall be deferred and paid in the same manner and at the same time as the Restricted Share Units to which they relate.

(Effective [ ] 2020)

3.3	Manner of Electing Deferral. A Director may elect to defer the receipt of all or certain Fees and may elect the form of payment of Restricted Share Units by giving written notice (including by electronic means) to the Secretary on an election form provided by the Company, or in any other manner that is deemed sufficient from time to time by the Board. Such election form will require the Director to specify (i) the percentage (if any) of the Director’s Fees that will be deferred and the manner of investment of such deferred Fees in accordance with Sections 3.5 and 3.6, and (ii) the form of payment of any deferred Fees (including Deferred Fee RSU Awards) and, separately, of the Director’s Annual Equity Award, which in each case, may be either a single lump sum payment or up to ten (10) annual installment payments. In the event and to the extent that a Director fails to specify the form of payment, payment will be made in a lump sum. Payment will be made in accordance with Article V of the Plan.

3.4	Annual Elections of Deferral. An election to defer Fees and to elect the form of payment of an Annual Equity Award shall be made prior to the beginning of the calendar year in which the Fees will be earned or, as applicable, the Annual Equity Award will be granted; provided, however, that an election made within thirty (30) days after a person first becomes a Director shall be effective for Fees earned, or any Annual Equity Award granted, in the same calendar year, but after the date of such deferral election. The election to defer receipt of payment may not be canceled or modified after it becomes irrevocable under Section 409A of the Code unless the Chairman, in his sole discretion, determines in accordance with Section 5.1 that an Unforeseeable Emergency exists, or except as otherwise permitted by the Code.

3.5	Deferring Fees into Investment Options. A Director may designate all or a portion of his or her deferred Fees to be invested in one or more of the Investment Options, in which case, the Director’s deferred Fees shall be credited to the designated Investment Option(s) at the beginning of the calendar quarter following the quarter in which such Fees were earned. Such Fees shall be credited to the Director’s Deferred Fee Account as Credits for “units” in the Director’s Deferred Fee Account. As of any specified date, the value per unit in the Director’s Deferred Fee Account shall be deemed to be the value determined for the comparable fund under the Savings Plan.

3.6	Deferred Fee RSU Awards. A Director may designate all or a portion of his or her deferred Fees to be invested in Deferred Fee RSU Awards, except that a deferral of Fees pursuant to an election made within thirty (30) days after a person first becomes a Director may be invested in Deferred Fee RSU Awards only with respect to any Fees to be earned in the quarter (or other Fees payment period) following the quarter in which the Director commences service on the Board. The number of Restricted Share Units subject to each Deferred Fee RSU Award shall be determined by dividing the dollar amount of the Fees subject to the Director’s election by the Fair Market Value of a Share on the date(s) that such Fees (or any installment thereof) would otherwise have been paid in cash to the Director (the “Fees Payment Date”). Unless otherwise determined by the Board, the Deferred Fee RSU Award shall (i) be granted on the applicable Fees Payment Date(s), (ii) not be subject to vesting requirements or other forfeiture restrictions, and (iii) be granted under, and subject to the terms of, the Stock Plan and evidenced by a form of Award Agreement (as defined in the Stock Plan) that shall be approved by the Board prior to the grant of any such Deferred Fee RSU Award, which Award Agreement is incorporated by reference into this Section 3.6. The Shares subject to the Deferred Fee RSU Award shall be delivered to the Director in accordance with Article V of the Plan.

(Effective [ ] 2020)

3.7	Subsequent Deferral Elections. After a deferral election made by a Director in accordance with this Article III has become irrevocable under Section 409A of the Code, the Director may elect to change the time and form of payment of the deferred amount covered by such election only by submitting a payment election change at least (12) months prior to the date on which the deferred amount (or first installment thereof, as applicable) is scheduled to be paid (the “First Scheduled Payment Date”) that will result in a delay of payment (or commencement of payment) of such deferred amount until the date that is at least five (5) years after the First Scheduled Payment Date. A payment election change is irrevocable upon receipt and shall not take effect until the first date that is at least twelve (12) months after the date of receipt.

3.8	Transfers Between Investment Options. To the extent that a Director has Credits notionally invested in one or more Investment Options, the Director may elect to designate a different Investment Option for all or any portion of such Credits in accordance with the procedures established by the Board from time to time.

3.9	Method of Payment. All payments with respect to a Director’s Deferred Fee Account shall be made in cash, and no Director shall have the right to demand payment in Shares or in any other medium. Subject to the terms of the Stock Plan, if applicable, and except as set forth in Section 5.2, all payments with respect to Deferred Fee RSU Awards and Annual Equity Awards shall be made in Shares.

Article	IV Beneficiaries

4.1	Designation of Beneficiary. Each Director may designate from time to time one or more natural persons or entities as his or her Beneficiary or Beneficiaries to whom the amounts credited to his or her Deferred Fee Account and/or his or her Deferred Fee RSU Awards are to be paid if he or she dies before all such amounts have been paid to the Director. Each Beneficiary designation shall be made on a form prescribed by the Company and shall be effective only when filed with the Secretary during the Director’s lifetime. Each Beneficiary designation filed with the Secretary shall revoke all Beneficiary designations previously made. The revocation of a Beneficiary designation shall not require the consent of any Beneficiary. In the absence of an effective Beneficiary designation, or if payment cannot be made to a Beneficiary, payment shall be made to the Director’s estate. Any beneficiary designation with respect to an Annual Equity Award or Deferred Fee RSU Award will be made in accordance with the terms of the Stock Plan, to the extent applicable.

Article	V PAYMENTS

5.1	Payment upon Unforeseeable Emergency. No payment may be made from a Director’s Deferred Fee Account or in settlement of a Director’s Annual Equity Awards and Deferred Fee RSU Awards except as provided in this Article V, unless an Unforeseeable Emergency exists as determined by the Chairman in his sole discretion. If an Unforeseeable Emergency is determined by the Chairman to exist, the Chairman shall determine when and to what extent Credits in the Director’s Deferred Fee Account and/or Shares underlying the Director’s Annual Equity Awards and Deferred Fee RSU Awards may be paid to such Director prior to or after the Director’s Separation from Service; provided, however, that the amounts distributed in connection with such an emergency cannot exceed the amounts necessary to satisfy the emergency plus what is necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent such liquidation would not itself cause severe financial hardship). All payments with respect to an Unforeseeable Emergency shall be made in a lump sum upon the Chairman’s determination that an Unforeseeable Emergency exists, subject to any advance approval by the Board as may be required for purposes of exemption under Section 16(b) of the Securities Exchange Act of 1934, as amended.

(Effective [ ] 2020)

5.2	Payment upon a Director’s Separation from Service.

(a)	Payment of any amount in a Director’s Deferred Fee Account (valued in accordance with the last sentence of Section 3.5) and of the Director’s Deferred Fee RSU Awards (if any) and Annual Equity Awards shall be made following the Director’s Separation from Service, as set forth in this Section 5.2, except as otherwise set forth in Section 5.1 or Section 5.3.

(b)	To the extent a Director elected to receive a lump sum payment, such payment shall be made in the sixth (6th) calendar month that commences following the date of the Director’s Separation from Service, but in no event earlier than after a full six (6) months following such Separation from Service, subject to any subsequent deferral election by the Director pursuant to Section 3.7.

(c)	To the extent a Director elected to receive installment payments, the first such installment payment shall be made either (i) during the sixth (6th) calendar month that commences following the Director’s Separation from Service, but in no event earlier than after a full six (6) months following such Separation from Service, or (ii) during the first month of the calendar year following the Director’s Separation from Service, whichever of (i) or (ii) occurs later, subject to any subsequent deferral election by the Director pursuant to Section 3.7. Subsequent installment payments shall be made during the first calendar month of each succeeding year until the Director’s Deferred Fee Account is exhausted or all Restricted Share Units have been paid, as applicable. If the Director elected to receive deferred Fees credited to any Annual Sub-Account or settlement of a Deferred Fee RSU Award or Annual Equity Award in installment payments, the amount of each payment shall be, respectively, a fraction of the value of the Director’s Annual Sub-Account and in such sub-account, or a fraction of the number of Restricted Share Units that remains subject to such Deferred Fee RSU Award or Annual Equity Award, in each case on the last day of the calendar month preceding payment, the numerator of which fraction is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Any fractional Share portion of an installment payment of a Deferred Fee RSU Award or Annual Equity Award, or any portion of a dividend equivalent on such award that was not reinvested in additional Restricted Share Units pursuant to its terms, will be paid in cash at the same time as the installment payment to which it is attributable.

5.3	Payment upon a Director’s Death. If a Director dies with any amount credited to his or her Deferred Fee Account and/or any outstanding Deferred Fee RSU Awards, the value of said Deferred Fee Account and/or Shares underlying such Deferred Fee RSU Awards shall be paid as soon as administratively practicable in a single payment to the Beneficiary (or in separate payments to the Beneficiaries if more than one were designated by the Director) or to the Director’s estate, as the case may be (subject to the terms of the Stock Plan if and to the extent applicable to the Deferred Fee RSU Awards). If a Director dies with any outstanding Annual Equity Awards that are vested (or become vested upon the Director’s death), such awards shall be paid as soon as administratively practicable in a single payment to the party eligible to receive such payment under the terms of the Stock Plan.

(Effective [ ] 2020)

5.4	Separate Payments. Each payment payable under this Plan is intended to constitute a separate payment for purposes of Section 409A of the Code.

Article	VI MISCELLANEOUS

6.1	Director’s Rights Unsecured. Payments payable hereunder shall be payable out of the general assets of the Company, and no segregation of assets for such payments shall be made by the Company. The right of any Director or Beneficiary to receive payments from a Deferred Fee Account shall be a claim against the general assets of the Company as an unsecured general creditor. The Company may, in its absolute discretion, establish one or more trusts or reserves, which may be funded by reference to amounts of Credits standing in the Director’s Deferred Fee Accounts hereunder or otherwise. Any such trust or reserve shall remain subject to the claims of creditors of the Company. If any amounts held in a trust of the above described nature are found (due to the creation or operation of said trust) in a final decision by a court of competent jurisdiction, or under a “determination” by the Internal Revenue Service in a closing agreement in audit or final refund disposition (within the meaning of Section 1313(a) of the Code), to have been includable in the gross income of a Director or Beneficiary prior to payment of such amounts from said trust, the trustee for the trust shall, as soon as practicable, pay to such Director or Beneficiary an amount equal to the amount determined to have been includable in gross income in such determination, and shall accordingly reduce the Director’s or Beneficiary’s future benefits payable under this Plan. The trustee shall not make any distribution to a Director or Beneficiary pursuant to this paragraph unless it has received a copy of the written determination described above, together with any legal opinion that it may request as to the applicability thereof.

6.2	Responsibility for Taxes. The Director or Beneficiary is liable for any and all taxes that are applicable to the amounts payable under the Plan, including any taxes deemed payable prior to payment out of the Plan.

6.3	Non-assignability. The right of any Director or Beneficiary to the payment of Credits in a Deferred Fee Account shall not be assigned, transferred, pledged or encumbered and shall not be subject in any manner to alienation or anticipation.

6.4	Administration and Interpretation. The Plan shall be administered by the Board. Subject to the terms of the Plan and applicable law and without limitation, the Board shall have full power and authority to: (i) designate Directors for participation, (ii) determine the terms and conditions of any deferral made under the Plan, (iii) interpret and administer the Plan and any instrument or agreement relating to, or deferral made under, the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (v) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. To the extent permitted by applicable laws, the Board may, in its discretion, delegate to the Secretary’s office any or all authority and responsibility to act with respect to administrative matters relating to the Plan, and to the extent set forth in the Plan, the Board may delegate certain questions of construction and interpretation to the Chairman, whose decision on such matters shall be final and binding. The determination of the Board on all matters within its authority relating to the Plan shall be final, conclusive and binding upon all parties, including the Company, its shareholders, the Directors and any Beneficiary.

(Effective [ ] 2020)

6.5	Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any deferral election form shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any deferral election form would otherwise frustrate or conflict with this intent, the provision, such provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Although the Company may attempt to avoid adverse tax treatment under Section 409A of the Code, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on a Director.

6.6	Non-U.S. Directors. Directors who are foreign nationals or residents or employed outside the United States, or both, may participate in the Plan on such terms and conditions different from those applicable to Directors who are not foreign nationals or residents or who are employed in the United States as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law, regulations or tax policy.

6.7	Amendment and Termination. The Plan may be amended, modified or terminated at any time by the Board. No amendment, modification or termination shall, without the consent of a Director, adversely affect such Director’s rights with respect to amounts theretofore credited to his or her Deferred Fee Account or with respect to Annual Equity Awards or Deferred Fee RSU Awards theretofore granted to such Director.

6.8	Notices. All notices to the Company under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.

6.9	Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any choice of law provisions, which may indicate the application of the laws of another jurisdiction.

Article	VII TRANSFER OF LIABILITIES UNDER ARCONIC INC. PLAN

7.1	Transfer of Arconic Inc. Deferred Fee Account Liabilities. In accordance with the terms of the Employee Matters Agreement, if prior to the Effective Date a Director participated in the Arconic Inc. Plan, the Director’s Deferred Fee Account or Legacy Arconic DSU Account, as applicable, will be credited with the applicable amount of such Director’s deferred fee account balance under the Arconic Inc. Plan and all liabilities relating to the participation of the Director in the Arconic Inc. Plan shall be transferred to this Plan and assumed by the Company. To the extent the Director’s deferred fee account balance under the Arconic Inc. Plan was invested in one or more investment options other than the Arconic Stock Fund, it will be reflected as a Credit in an equivalent Investment Option(s) in the Director’s Deferred Fee Account, as determined by the Company.

7.2	Adjustment of Credits Transferred from Arconic Stock Fund. Any amount transferred from a Director’s deferred fee account under the Arconic Inc. Plan that was notionally invested in the Arconic Stock Fund will, following adjustment of such amount in accordance with the terms of the Employee Matters Agreement, be held as a Credit in the Legacy Arconic DSU Account and will be subject to the terms set forth in Section 7.4 and Section 7.5. All amounts that were notionally invested in the Arconic Stock Fund and that are held as a Credit in the Legacy Arconic DSU Account have been adjusted so that, from and after the Effective Date, such notionally invested Credits represent a number of notionally credited shares in Arconic Corporation (including any resulting fractional share) as provided for in the Employee Matters Agreement.

(Effective [ ] 2020)

7.3	Converted Director RSUs. Any Converted Director RSUs, which were originally deferred under the Arconic Inc. Plan, will remain deferred under this Plan in accordance with the terms of such original deferral, as further set forth in Section 7.6.

7.4	Transfers to or from the Legacy Arconic DSU Account. The Legacy Arconic DSU Account has been established solely for the purpose of receiving amounts transferred from a Director’s deferred fee account under the Arconic Inc. Plan and is not an Investment Option under this Plan. No deferred Fees or Credits notionally invested in Investment Options may be credited to, or transferred into, the Legacy Arconic DSU Account. A Director who holds Credits in the Legacy Arconic DSU Account may not transfer such Credits to other Investment Options if, as of the last Annual Valuation Date, the Director is not in compliance with the Director Stock Ownership Guideline. If the Director is in compliance with the Director Stock Ownership Guideline as of the last Annual Valuation Date, the Director may transfer Credits from the Legacy Arconic DSU Account to other Investment Options only upon preclearance of such transaction by the Secretary in accordance with the Company’s Insider Trading Policy. Notwithstanding the foregoing, beginning six (6) months after the Director’s Separation from Service, and prior to a complete distribution of any amounts in the Director’s Deferred Fee Account, the Director may transfer Credits from the Legacy Arconic DSU Account to other Investment Options to the same extent and frequency as a participant in the Savings Plan may transfer investment credits into or out of the Company’s Stock Fund. Any transfer out of the Legacy Arconic DSU Account permitted by this Section 7.4 can be accomplished only once every fifteen (15) days or at such other frequency as may apply under the Savings Plan for credits in the Company’s Stock Fund. In addition, such transfers shall be subject to reasonable administrative minimums, and any other restrictions recommended by counsel to ensure compliance with applicable law.

7.5	Capitalization Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the price of the Shares or, alternatively, in the event of an Equity Restructuring, any Credits in the Legacy Arconic DSU Account will be subject to the applicable adjustment provisions of the Stock Plan.

7.6	Continuation of Terms of Arconic Inc. Plan. Deferred fee amounts that are transferred to a Director’s Deferred Fee Account from his or her account under the Arconic Inc. Plan and Converted Director RSUs, which were originally deferred under the Arconic Inc. Plan, will be subject to the same terms and conditions under this Plan as applied to such deferred fee amounts and restricted share units under the Arconic Inc. Plan, except to the extent necessary to reflect the Company’s separation from Arconic Inc. and sponsorship of this Plan. Accordingly, unless the context otherwise requires, references in the Arconic Inc. Plan to the following terms shall have the following replacement meanings under this Plan: (i) the “Company” means Arconic Corporation, (ii) the “Board of Directors” or the “Board” means the Board of Directors of Arconic Corporation, (iii) the “Alcoa Stock Fund” means the “Arconic Stock Fund” and amounts transferred from such fund under the Arconic Inc. Plan shall be reflected in the Legacy Arconic DSU Account, (iv) the “2013 Alcoa Stock Incentive Plan, as Amended and Restated” means the “Arconic Corporation 2020 Stock Incentive Plan,” (v) “stock,” “common stock” or “shares” means shares of Arconic Corporation common stock, and (vi) “Investment Options” means the Investment Options under Section 2.1(t) of the Plan; and all other terms of a Director’s deferrals under the Arconic Inc. Plan will remain in effect under this Plan. For avoidance of doubt, in no event will the transfer to this Plan of amounts in a Director’s account under the Arconic Inc. Plan or the Company’s assumption of the Converted Director RSUs under the Stock Plan and deferral of such awards under this Plan result in any change in the time or form of payment of such deferred amounts within the meaning of Section 409A of the Code.

(Effective [ ] 2020)